Exhibit 10.16



EMPLOYMENT AGREEMENT
Agreement made as of the 4th day of November, 1998, between Smith Corona Corporation, a Delaware corporation
(the "Company"), and John A. Bermingham (the "Executive").
WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept employment with the Company, but only on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.The Company shall employ the Executive, and the Executive shall serve the Company, for the period beginning on November 4, 1998 (the "Date of Hire") and expiring on the date three (3) years from the Date of Hire, unless sooner terminated pursuant to the provisions of Section 4 hereof (the "Employment Period").

2.During the Employment Period, the Executive shall serve the Company as its President and Chief
Executive Officer and the Executive shall serve as a director on the Company's Board of Directors (the
"Board"). During the Employment Period, the Executive shall, except during vacation or sick leave, devote the whole of his time, attention and skill during usual business hours (and outside those hours when reasonably necessary to his duties hereunder) to his duties hereunder; faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in him by the Board; and use his best efforts to promote the interests of the Company. The
Executive may be required in pursuit of his duties hereunder to perform services for any company controlling
(assuming the Executive declines to exercise any resignation right pursuant to Section 4(d) hereof), controlled by or under common control with the Company
(such companies hereinafter collectively called
"Affiliates") and to accept such offices in any Affiliates as the Board may require. The Executive shall obey all policies of the Company and applicable policies of its Affiliates.

3.a.During the Employment Period, the Company
shall pay the Executive a salary at an annual rate of
three hundred thousand dollars ($300,000.00), which shall
be payable in accordance with the Company's then
prevailing payroll practices.   The Board will review the
rate annually and make such increases as it may deem appropriate but shall not be obligated to do so.

  b.During the term of this Agreement, the Executive shall be eligible to receive a bonus at the end of each fiscal year based upon the Company's performance for such fiscal year. Such bonus shall be determined in accordance with the Company's bonus plan for the President and Chief Executive Officer then in effect. For each of the years the Executive is employed with the Company pursuant to this Agreement, the target bonus rate will be 60% of the Executive's annual salary. A part of the bonus for fiscal year 1999 equal to 30% of the Executive's annual salary will be guaranteed. For fiscal year 1999, this bonus will be prorated for the Executive's term of employment. Additional bonus eligibility will be based on reasonable criteria to be established by the Board.

  c.Upon execution of this Agreement, the
Executive will be entitled to receive a signing bonus of fifty thousand dollars ($50,000.00) which will be payable within fifteen (15) days of the Date of Hire. The bonus referred to in this Section will be in addition to any annual bonus to which the Executive may be entitled to receive pursuant to Section 3(b) of this Agreement.

  d.The Executive will be entitled to an
additional bonus of fifty thousand dollars ($50,000.00)
180 days after he has established residency within a fifty mile radius of the Company's headquarters or December 1, 1999, whichever is sooner.

  e.Upon execution of this Agreement, the
Company will grant the Executive one hundred fifty thousand (150,000) shares of common stock of the Company which will vest on the one (1) year anniversary of the Date of Hire provided that the Executive has been continuously employed by the Company for such period.

  f.For one year following the Date of Hire, the Company will reimburse the Executive for (i) reasonable expenses incurred for living accommodations within proximity of the Company's corporate headquarters and (ii) commuting costs incurred by the Executive commuting to and from the Company's corporate headquarters in accordance with the Company's standard policies and practices.

  g.During the term of this Agreement, the Executive shall be entitled to be reimbursed up to fifteen thousand dollars ($15,000.00) per year for car expenses.

  h.The Executive shall be entitled to four (4) weeks of vacation per calendar year with any unused vacation time carried over to the next calendar year.

  i.The Executive shall be entitled to such expense accounts, sick leave, perquisites of office, fringe benefits, insurance coverage (including the Company's Executive Medical and Life Insurance Programs), and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to the Executive.
The Company shall maintain for the benefit of the Executive or his designee(s) (i) a term life insurance policy for the benefit of the Executive in the amount equal to two times his base salary and (ii) an accidental life insurance policy in the amount of one million dollars
($1,000,000.00) provided the Executive is insurable at the normal rate for his age and sex. In the event the insurance is only obtainable at a higher rate, the Executive will pay the differential between the higher rate and the normal rate if he elects coverage. In addition, the Executive shall have annual physical examinations at the Company's expense.

4.Unless terminated in accordance with the following provisions of this Section 4, the Company shall continue to employ the Executive and the Executive shall continue to work for the Company, during the Employment
Period.

  a.This Agreement shall terminate
automatically upon the death of the Executive.

  b.The Company may terminate the Executive's employment if the Executive suffers from a physical or mental disability to an extent that renders it impracticable for the Executive to continue performing his duties hereunder. The Executive shall be deemed to be so disabled if a physician selected by the Company but reasonably acceptable to the Executive (i) advises the Company that the Executive's physical or mental condition will render the Executive unable to perform his duties for a period exceeding three consecutive months or (ii) determines the Executive has not substantially performed his duties hereunder for a period of three consecutive months due to a physical or mental condition. The Company will provide the Executive with long-term disability insurance.

  c.The Company may terminate the Executive's employment at any time for cause; cause shall mean (i) a material default or material breach by the Executive of his obligations under Sections 1, 2, 5, 6, 8 and 18 of this Agreement, (ii) misconduct, dishonesty, insubordination or other act by the Executive materially detrimental to the good will of the Company or materially damaging to the Company's relationships with its customers, suppliers or employees, or (iii) the conviction of a felony.

 	d.The Company may terminate the Executive's employment at any time without cause. The Executive may resign from his employment at any time. In the event that the Executive is terminated without cause or the Executive is deemed terminated following a "Change of Control" (as hereinafter defined), the Company shall (i) continue to pay the Executive at a rate equivalent to his regular base salary until the date one (1) year from the date of termination, (ii) continue to provide medical insurance to the Executive until the date one (1) year from the date of termination, (iii) pay the Executive any accrued but unused vacation time for the current year and any accrued but unused vacation time carried over from any prior year and (iv) cause any shares of common stock granted to the Executive pursuant to Section 3(e) of this Agreement to immediately vest if said shares have not already vested but in no event shall the shares of common stock referred to herein vest before March 1, 1999. Notwithstanding the foregoing, in the event that the Executive receives comparable health and welfare benefits from any other employment (including, without limitation, self-employment) then the Company shall no longer be obligated to provide coverage under its plans. Such payments to the Executive by the Company will be in full and complete satisfaction (except as provided in subsection (e) below) of any and all obligations owing to the Executive pursuant to this Agreement. "Change of Control" shall mean (i) a stock purchase by any "person" or a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended) who then owns or by virtue of such purchase becomes the beneficial owner of, directly or indirectly, voting securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding voting securities, (ii) an acquisition of at least fifty-one percent (51%) of the Company's assets by any person(s), firm(s) or entity(ies) whether or not affiliated with the Company (for cash or property including, without limitation, stock in any corporation, indebtedness or any combination thereof),
(iii) a merger or consolidation of the Company with another corporation regardless of whether the Company is the survivor, (iv) any substantial equivalent of any such redemption, purchase, exchange, transaction or series of transactions, acquisition, merger or consolidation or (v) any change in the composition of the Company's Board of Directors in any one year which involves a majority of such directors and which is not recommended by the Board.
For purposes of this Section, the Executive shall be deemed terminated from employment with the Company if he resigns within the one (1) year period following the Change of Control as a result of (i) any reduction in the Executive's compensation package, (ii) any assignment of new duties that requires the Executive to relocate his business location more than fifty (50) miles away from the Executive's then current place of business or (iii) any significant reduction or diminution in the duties, responsibilities or position of the Executive from that in effect immediately prior to the Change of Control other than the change in the Company's status as a result of the transaction itself such as, but not limited to, the Company's becoming a division of a privately held corporation.

  e.Upon termination pursuant to (a), (b), (c) or (d), above, the Company shall pay the Executive or his estate any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Executive shall become immediately due and payable.

5.The Executive shall not divulge or communicate to any person (except in performing his duties under this Agreement) or use for his own purposes trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or of any of its Affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or data. All documents and objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Executive to the Company upon the termination of the Employment Period or at any earlier time requested by the Company.

6.The Executive agrees that during the Employment
Period and for a period of one year after the termination of the Employment Period (except for a termination without cause or resignation upon a Change of Control pursuant to
Section 4(d) above), he will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company
(or with any business of any Affiliate for which the Executive performed services hereunder) within any state, region or locality in which the Company or such Affiliate is then doing business or marketing its products, as the business of the Company or such Affiliate may then be constituted. For purposes of this Agreement, the Executive shall be deemed to be engaged in or to have a financial interest in such a business if he is an employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business, or if he directly or indirectly performs services for such entity or if he or any member of his immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity, unless the Board otherwise approves. The foregoing shall not prohibit the Executive or a member of his immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

7.The Executive agrees that he shall not, for a period of two years after the Employment Period, employ any person who was employed by the Company in the six months prior to the Executive's date of termination or induce such person to accept employment other than with the Company and its Affiliates.

8.The Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Product") within the scope of any business of the Company or any Affiliate which the Executive may conceive or make or have conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce, or defend letters patent of the United States or any foreign country for any Work Product or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work
Product.

9.After one year from the Date of Hire, the Company shall consider granting additional shares of stock or options to the Executive consistent with its stock program. Also, within 90 days of the Date of Hire, the Company and the Executive shall enter into an agreement providing the Executive with an incentive bonus in the event of a Change in Control or a similar transaction occurring after one (1) year form the Date of Hire.

10.The Company and the Executive each agree to waive trial by jury in any action arising under or in connection with this Agreement or the employment relationship between the Company and the Executive.

11.Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

			Smith Corona Corporation
			P.O. Box 2090
			839 Route 13
			Cortland, NY  13045-0990


If to the Executive:

			Mr. John A. Bermingham
			6 Round Hill Road
			Kinnelon, NJ 07405


or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

12.This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment with the Company.

13.This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

14.This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an Affiliate) or by the Executive.

15.If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

16.a.This Agreement shall be governed by and construed in accordance with the laws of the State of New
York.

   b.Any judicial proceeding brought with
respect to this Agreement must be brought in any state or federal court of competent jurisdiction located in the State of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE
PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL
PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING,
DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT
OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

17.This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18.The Executive represents and warrants that he is not a party to any agreement which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

19.The obligations of the Executive set forth in Sections 5, 6, 7, 8 and 10 of this Agreement represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

20.The Executive recognizes that a breach or threatened breach by him of his obligations under Sections
5, 6, 7 or 8 of this Agreement would cause irreparable injury to the Company, and the Company shall be entitled to preliminary and permanent injunctions enjoining him from violating Sections 5, 6, 7 or 8 of this Agreement in addition to any other remedies which may be available.




		IN WITNESS WHEREOF, the Company and the
Executive have executed this Agreement as of the date first written above.



SMITH CORONA CORPORATION



By:/s/ Peter Parts  ____
Name:Peter Parts
Title:Chairman of the Board


/s/ John A. Bermingham
	   John A. Bermingham